Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of U.S. Auto Parts Network, Inc. and subsidiaries of our report dated March 6, 2017, relating to our audit of the consolidated financial statements that appears in the Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the fiscal year ended December 31, 2016.

/s/ RSM US LLP

Los Angeles, California
March 13, 2017